Exhibit 99.1

Gaiam Announces Second Quarter 2011 Results

Solar Subsidiary’s Major Acquisition

Gaiam Plans to Deconsolidate its Solar Subsidiary

Boulder, CO, August 8, 2011 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its second quarter ended June 30, 2011. Gaiam will host a conference call today, August 8, 2011, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

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The end of the second quarter was an important milestone for Gaiam. The Company completed the repositioning of its direct response television business to focus on Gaiam branded products and positioned its digital subscription business, GaiamTV, to be ready to launch within a month. Gaiam returned to a direct relationship with Wal-Mart for the entertainment section and has been selected as one of the two consolidation partners for the Target entertainment section, which entails representing up to 14 independent DVD suppliers, which makes Gaiam the only independent company with the ability to bring media directly to both of these major retailers. Second quarter also marks the Company’s completion of the year long transition of its direct to consumer segment and its negative revenue comparables, and the Company expects to report growth for this segment in the second half of the year. There were significant expenses associated with the solar segment’s merger, the investment in digital subscriptions, the repositioning of the businesses, and the wins with the Company’s major retail customers recorded in the second quarter.

Gaiam’s subsidiary, Real Goods Solar, announced a transforming acquisition expanding its reach to seven eastern states. The acquisition will also allow Gaiam to deconsolidate this subsidiary by the end of the year. Related to this acquisition Gaiam recognized a balance sheet gain of $2.6 million, recorded in additional paid-in capital, and included in its consolidated results for the second quarter Real Goods Solar’s merger expenses of approximately $2.0 million.

Gaiam’s net revenue for the second quarter ended June 30, 2011 declined 10.1% to $50.7 million from $56.4 million recorded in the same quarter last year. The decrease in net revenue was primarily attributable to a sales decline resulting from the Company’s previously disclosed plans to lower the direct response television business’ advertising spend which accounted for $5.3 million of the revenue decline, low in-stock levels at the Company’s largest retail customer that were not completely resolved until late May, an ineffective third party fulfillment program with the Company’s second largest retail customer that returned to a direct relationship in July, and the Borders’ bankruptcy. These were partially offset by positive comparables in the Company’s solar segment.

Gross profit decreased to $22.6 million, or 44.6% of net revenue, for the second quarter of 2011, from $28.9 million, or 51.3% of net revenue, during the comparable quarter last year. The change in gross profit margin primarily resulted from decreased revenues in the higher margin direct response television business and increased revenues in the lower margin solar segment. Excluding the solar segment, gross profit, as a percentage of net revenue, was 56.1% during the second quarter of 2011.

Selling and operating expenses decreased to $24.9 million, or 49.1% of net revenue, during the second quarter of 2011, from $27.0 million, or 47.9% of net revenue, during the same quarter last year. The decrease was primarily the result of reduced advertising spend for the direct response television business, partially offset by additional investments for the Company’s digital infrastructure, including GaiamTV, and the launch and ongoing development of a beta retail store.

Corporate, general and administration expenses decreased slightly to $2.9 million, or 5.6% of net revenue, during the second quarter of 2011 from $3.0 million, or 5.4% of net revenue, during the same quarter last year.

Subsidiary’s acquisition-related costs of $2.0 million during the second quarter of 2011 represent transaction expenses incurred by the Company’s solar subsidiary as a result of its acquisition of Alteris.

Including the impact of the solar subsidiary’s acquisition transaction costs, lost sales and increased distribution costs for our second largest customer as the Company reverts back to a direct selling relationship, and increased spending on our digital and retail strategies, the loss from operations for the second quarter was $7.2 million compared to $1.1 million during the same quarter last year. Net loss was $4.1 million, or $0.18 per share, during the quarter, compared to $0.5 million, or $0.02 per share, during the same quarter last year. For the six months ended June 30, 2011, the Company’s $13.1 million net revenue decrease to $105.5 million primarily reflects a planned reduction in direct response television revenue of $13.0 million and the issues mention above relating to major retailers.

Driven by a strong operating cash flow of $5.9 million, a $4.1 million improvement over the same six months last year, the Company’s cash position grew by $6.6 million during the second quarter and by $8.9 million during the first half of 2011, including an additional $2.2 million at Alteris. The Company ended the second quarter with $37.7 million in cash and a working capital ratio of 2.5. Excluding the solar segment, the working capital ratio was 4.6.

On June 21st, the Company’s majority owned, publicly-traded solar business subsidiary, Real Goods Solar, Inc. (NASDAQ: RSOL), entered into a definitive merger agreement with Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (“Alteris”). Alteris sells, designs, installs, and supports renewable energy systems for solar and wind in the Northeast. By combining Real Goods Solar’s consumer brand with Alteris’ commercial engineering experience, financing solutions and east coast presence, Real Goods Solar is now well poised to capitalize on strong national solar installation growth opportunities on both coasts. The merger is subject to approval by Real Goods Solar’s shareholders and Gaiam intends to vote in favor of the merger. Upon formal shareholder approval of the Merger, Real Goods Solar will issue 8.7 million of its unregistered Class A common shares (subject to potential increase from an earn-out adjustment) to acquire all the equity in Alteris.

Real Goods Solar and Alteris have combined pro forma revenue for last twelve months of approximately $120 million and expect to report revenues of about $200 million during the twelve months following the merger.

For accounting purposes, Real Goods Solar started to consolidate Alteris as of June 22nd. Upon the issuance of the merger share consideration, Gaiam’s 10,000,000 shares of Real Goods Solar common stock will represent approximately 38% of the outstanding shares and 64% of the voting securities of Real Goods Solar. Because of its voting control, Gaiam continues to consolidate Real Goods Solar in its financial reporting. Gaiam intends to deconsolidate the subsidiary by converting its Real Goods Solar Class B common shares (which have ten votes per share) into Class A shares (which have one vote per share). Upon such conversion, which is expected to occur on or before December 31, 2011, Gaiam will account for its investment in Real Goods Solar under the equity method.

Recently, the Company was selected by the Target Corporation to be one of only two exclusive distributors of independent media content for their entertainment department, which entails representing up to 14 studios. This marks a trend in retailing whereby mass merchants and national chains are exploring efficiencies by identifying companies with financial security, expertise and proven track records to help simplify their day to day business. The Company will begin distribution of this content to Target on October 1st. This role is an expansion of the Company’s successful existing relationship with Target as the sole manager of the retailer’s fitness/wellness category.

“We are proud to announce our expanding partnership with Target and look forward to working with many of the independent studios on a broader aggregation strategy in the transformation of the media market at retail, ” said Lynn Powers, CEO. “Our second quarter’s performance was hindered by infrequent charges such as merger transaction costs and other events that we have been able to since remedy, including the low in-stock levels at our largest retail customer and reverting our second largest retail customer back to a more profitable direct relationship with us. Our focus remains on revenue growth during the latter half of the year through several initiatives, including the Target consolidation. We are continuing to invest in and develop our digital infrastructure, build digital sales channels and partnerships, and we are poised to benefit from the redesign of our direct response television business to capitalize on synergies with our brand and retailer customer model. Among other long-term strategies, in the fall we will offer a new apparel product line in our direct to consumer businesses.”

“Even though the reported results of the quarter are definitely less than desirable, we did make a lot of progress positioning the Company for the difficult retail business environment and are pleased with the progress we have been making with our digital infrastructure and new sales strategies,” said Jirka Rysavy, Chairman. “We are also continuing to investigate potential business, product, and/or digital content acquisitions that would appeal to our customer base and that would expand our offerings without increasing our infrastructure.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on August 15, 2011.

Replay	(800) 945-3941 (domestic) or (203) 369-3947 (international)
Passcode:	GAIAM (42426)

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of retail doors, store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contacts:

	Stephen J. Thomas	John Mills
	Chief Financial Officer and Investor Relations	Senior Managing Director, ICR
	303-222-3782	310-954-1105
	Steve.thomas@gaiam.com	jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
Net revenue	$50,709	100.0%	$56,426	100.0%
Cost of goods sold	28,107	55.4%	27,501	48.7%

Gross profit	22,602	44.6%	28,925	51.3%
Selling and operating	24,906	49.1%	27,001	47.9%
Corporate, general and administration	2,860	5.6%	3,044	5.4%
Subsidiary’s acquisition-related costs	2,010	4.0%	—	0.0%

Loss from operations	(7,174)	-14.1%	(1,120)	-2.0%
Interest and other income	61	0.1%	72	0.1%

Loss before income taxes	(7,113)	-14.0%	(1,048)	-1.9%
Income tax benefit	(2,135)	-4.2%	(553)	-1.0%

Net loss	(4,978)	-9.8%	(495)	-0.9%
Net (income) loss attributable to the noncontrolling interest	837	1.6%	(48)	-0.1%

Net loss attributable to Gaiam, Inc.	$(4,141)	-8.2%	$(543)	-1.0%

Weighted-average shares outstanding:
Basic	23,314		23,243
Diluted	23,314		23,243

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.18)		$(0.02)
Diluted	$(0.18)		$(0.02)

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
Net revenue	$105,521	100.0%	$118,609	100.0%
Cost of goods sold	57,059	54.1%	57,472	48.4%

Gross profit	48,462	45.9%	61,137	51.6%
Selling and operating	49,289	46.7%	56,785	47.9%
Corporate, general and administration	5,892	5.6%	6,035	5.1%
Subsidiary’s acquisition-related costs	2,010	1.9%	—	0.0%

Loss from operations	(8,729)	-8.3%	(1,683)	-1.4%
Interest and other income	107	0.1%	139	0.1%

Loss before income taxes	(8,622)	-8.2%	(1,544)	-1.3%
Income tax benefit	(2,703)	-2.6%	(730)	-0.6%

Net loss	(5,919)	-5.6%	(814)	-0.7%
Net loss attributable to the noncontrolling interest	778	0.7%	21	0.0%

Net loss attributable to Gaiam, Inc.	$(5,141)	-4.9%	$(793)	-0.7%

Weighted-average shares outstanding:
Basic	23,307		23,192
Diluted	23,307		23,192

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.22)		$(0.03)
Diluted	$(0.22)		$(0.03)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash	$37,667	$28,773
Restricted cash	847	—
Accounts receivable, net	31,651	50,322
Inventory, net	36,184	33,218
Deferred advertising costs	2,880	2,341
Receivable and deferred tax assets	5,579	8,803
Note receivable and other current assets	15,916	10,220

Total current assets	130,724	133,677

Property and equipment, net	29,197	27,861
Media library, net	15,445	15,596
Deferred tax assets	14,281	3,509
Goodwill	45,158	25,861
Other intangibles, net	1,278	813
Other assets	545	480

Total assets	$236,628	$207,797

Liabilities and Equity
Current liabilities:
Line of credit	$2,132	$—
Accounts payable	33,036	27,837
Accrued liabilities	9,835	10,834
Debt	2,599	—
Deferred revenue and other current liabilities	5,276	—

Total current liabilities	52,878	38,671

Total equity	183,750	169,126

Total liabilities and equity	$236,628	$207,797

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial position at June 30, 2011. We believe that this non-GAAP measure will allow for a better evaluation of the impact on the Company’s financial position from the Company’s solar subsidiary’s acquisition of Alteris and facilitate meaningful comparison of the Company’s financial position at the end of the current period to that at the end of prior periods and future periods. Reference to this non-GAAP measure should not be considered a substitute for financial results that are presented in a manner consistent with GAAP.

A reconciliation of our GAAP condensed consolidated balance sheet at June 30, 2011 to our non-GAAP condensed consolidated balance sheet excluding Alteris is set forth below (unaudited, in thousands):

	Consolidated Gaiam	Alteris	Gaiam Excluding Alteris
Assets
Current assets:
Cash	$37,667	$2,187	$35,480
Restricted cash	847	847	—
Accounts receivable, net	31,651	5,375	26,276
Inventory, net	36,184	5,123	31,061
Deferred advertising costs	2,880	—	2,880
Receivable and deferred tax assets	5,579	1,119	4,460
Note receivable and other current assets	15,916	2,538	13,378

Total current assets	130,724	17,189	113,535

Property and equipment, net	29,197	1,409	27,788
Media library, net	15,445	—	15,445
Deferred tax assets	14,281	4,501	9,780
Goodwill	45,158	19,297	25,861
Other intangibles, net	1,278	590	688
Other assets	545	—	545

Total assets	$236,628	$42,986	$193,642

Liabilities and Equity
Current liabilities:
Line of credit	$2,132	$2,132	$—
Accounts payable	33,036	9,236	23,800
Accrued liabilities	9,835	2,378	7,457
Debt	2,599	2,599	—
Deferred revenue and other current liabilities	5,276	5,154	122

Total current liabilities	52,878	21,499	31,379

Total equity	183,750	21,487	162,263

Total liabilities and equity	$236,628	$42,986	$193,642